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FIRST CENTRAL FINANCIAL CORPORATION AND SUBSIDIARIES               Exhibit 11

COMPUTATION OF PER COMMON SHARE EARNINGS

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                                                                               Nine Months Ended September 30, 1995
                                                                           1995                 1994                 1993
                                                                           ----                 ----                 ----
Primary
 Net income applicable to common shares                                   $4,803,495            $4,354,612           $3,397,635
                                                                          ===========           ===========          ===========
 Weighted average number of primary common shares:
  Outstanding                                                              5,990,098             5,801,698            5,620,835
  Issuable upon assumed exercise of dilutive warrants                         54,908                42,488            -
                                                                          -----------           -----------          -----------
     TOTAL                                                                 6,045,006             5,844,186            5,620,835
                                                                          ===========           ===========          ===========

Primary earnings per common share                                           $0.795                $0.745               $0.604
                                                                            ======                ======               ======


Fully Diluted
 Net income applicable to common shares                                   $4,803,495            $4,354,612           $3,397,635
 Add interest and amortization of debentures
  (net of tax)                                                               291,035               320,092              406,073
                                                                          -----------           -----------         ------------
     TOTAL                                                                $5,094,530            $4,674,704           $3,803,708
                                                                          ===========           ===========         ============
 Weighted average number of primary common shares:
  Outstanding                                                              5,990,098             5,801,698            5,620,835
  Increase to assumed exercise of stock options and
   conversion of convertible debt to reflect maximum
   dilution effect                                                           904,722               954,178            1,080,178
                                                                          -----------           -----------          -----------
     TOTAL                                                                 6,894,820             6,755,876            6,701,013
                                                                          ===========           ===========         ============

 Fully diluted earnings per common share                                    $0.739                $0.692               $0.568
                                                                            ======                ======               ======
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